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                                                                   Exhibit 23(b)



                           Consent of General Counsel


The statements as to matters of law and legal conclusions under "Description of Common Stock" and "Description of Preferred Share Purchase Rights" in this Registration Statement on Form S-8 relating to the Minnesota Power and Affiliated Companies Supplemental Retirement Plan and in the documents incorporated in this Registration Statement by reference have been reviewed by me and are set forth or incorporated by reference in this Registration Statement by reference in reliance on my opinion as an expert. I hereby consent to the use of my name in this Registration Statement.




PHILIP R. HALVERSON

Philip R. Halverson, Esq.
Duluth, Minnesota
May 8, 1997